Exhibit (a)(v)

FORM OF WRITTEN INSTRUMENT DESIGNATING AND ESTABLISHING A NEW CLASS

At a meeting duly called and held on             , 2013, a majority of the Trustees of The Arbitrage Fund (the “Trust”), acting pursuant to Article VI, Section 6.3 of the Trust’s Declaration of Trust, as amended to date, established a new class of interests of each existing series of the Trust, The Arbitrage Fund, The Arbitrage Credit Opportunities Fund and The Arbitrage Event-Driven Fund, designated as “Class A” interests of such series, with all of the relative rights and preferences of the existing series of the Trust. With the designation and establishment of the “Class A” interests, each series of the Trust has four classes, “Class A”, “Class R”, “Class I” and “Class C”.

* * *

PRESIDENT’S CERTIFICATE

The undersigned, being the duly elected, qualified and active President of The Arbitrage Funds (the “Trust”), hereby certifies that the foregoing instrument designating and establishing a new class of interests of each existing series of the Trust, The Arbitrage Fund, The Arbitrage Credit Opportunities Fund and The Arbitrage Event-Driven Fund, designated as “Class A” interests of such series, has been duly adopted by a majority of the Trustees, and has the status of an amendment to the Trust’s Declaration of Trust, as amended to date (the “Trust Instrument”), pursuant to Article VI, Section 6.3 of the Trust Instrument.

Dated: , 2013
John S. Orrico, President